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Exhibit 10.53

ALLIANCE AGREEMENT

        THIS ALLIANCE AGREEMENT ("Alliance Agreement") is made and entered into as of the 25th day of July, 2002 (the "Effective Date") by and between E. I. du Pont de Nemours and Company, a Delaware corporation, having a place of business at 1007 Market Street, Wilmington, Delaware 19898 (hereinafter "DuPont") and EarthShell Corporation, a Delaware corporation, having a place of business at 800 Miramonte Drive, Santa Barbara, CA 93109 (hereinafter "EarthShell"). EarthShell and DuPont are also sometimes referred to collectively as the "Parties" and individually as a "Party", as the content indicates.

WITNESSETH:

        Whereas, EarthShell is a material science company engaged in developing, licensing and commercializing proprietary composite material technologies, which are environmentally preferable, including without limitation its ideas, inventions, patents, and patent applications as listed in Exhibit A attached to and made a part of this Alliance Agreement ("EarthShell Technology") including for the manufacture and sale of disposable packaging for the food service industry ("Food Service Film Technology"); and

        Whereas, DuPont is a science company delivering science-based solutions in food and nutrition, health care, home and construction, electronics and transportation; and

        Whereas, DuPont has developed products, which are environmentally preferable, including but not limited to, Biomax®, hydrobiodegradable polyester coatings/film and technology for use in packaging and packaging systems ("Materials"); and

        Whereas, EarthShell is interested in licensing certain of its EarthShell Technology to DuPont and DuPont is interested in licensing EarthShell Technologies under the terms and conditions of this and related agreements; and

        Whereas, the parties wish to form an alliance (the "Alliance") whereby EarthShell Technology and DuPont expertise in Materials, development, manufacturing and marketing will be combined to offer environmentally preferred packaging and systems to the marketplace.

        Now therefore, for the mutual considerations herein set forth, the Parties agree as follows:

Article 1:    Definitions

        Capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

          a.    "AAB" shall have the meaning set forth in Article 2.

          b.    "AAB Sponsor" shall have the meaning set forth in Article 3d.

          c.    "Alliance" shall have the meaning set forth in the preamble.

          d.    "Claims" shall have the meaning set forth in Article 4f.

          e.    "Confidentiality Agreement" shall mean the Confidentiality Agreement dated January 19, 2001.

          f.      "EarthShell Technology" shall have the meaning set forth in the preamble.

          g.    "Food Service Film Technology" shall have the meaning set forth in the preamble.

          h.    "Materials" shall have the meaning set forth in the preamble.

          i.      "Purpose" shall have the meaning set forth in Article 2.

          j.      "Project" shall have the meaning set forth in Article 2.

          k.    "Project Addendum" shall have the meaning set forth in Article 4a.

          l.      "Project Leader" shall have the meaning set forth in Article 4c.

          m.    "Supplemental Agreements" shall have the meaning set forth in Article 4.

          n.    "Trademarks" shall have the meaning set forth in Article 5.

Article 2:    Purpose of Alliance

        The purpose of the Alliance is to combine the EarthShell Technology and DuPont expertise in Materials, development, manufacturing and marketing to offer environmentally preferred packaging and systems to the global marketplace ("Purpose"). The Parties shall work together to identify EarthShell Technology that has potential market application for DuPont. Identified opportunities will be pursued through cooperative arrangements (each a "Project"). To advise on possible opportunities and to handle other matters arising during the Alliance, an Alliance Advisory Board ("AAB") will be formed. It is the intent of the Parties that in Projects selected under this Alliance, the use of DuPont Materials will be maximized in EarthShell Technology for the Purpose and DuPont will include EarthShell Technology in marketing of packaging for the Purpose.

Article 3:    Alliance Advisory Board

        a.    The AAB will be composed of two DuPont representatives and two EarthShell representatives to advise the Parties and conduct the Alliance. Within thirty (30) days of the Effective Date, the Parties will identify in writing their representatives, who will either be employees or agents of that Party and who will remain representatives of the AAB until the party appointing them replaces any of its representatives with any other representative.

        b.    The AAB shall have a Chairman to serve for one calendar year. The Chairman shall be alternately selected by each Party, commencing in year one with DuPont and in year two with EarthShell, etc. The Chairman shall conduct all meetings of the AAB. All decisions of the AAB will be by majority vote with respect to any Alliance advisory decision.

        c.    The AAB will meet periodically as needed but at least every six months to review EarthShell Technology, review Projects, select new Projects, consider any Alliance issues and to review progress of the Alliance. The AAB will hold annual business reviews for key managers of the Parties to discuss and assess performance, future directions and other key issues of the Alliance.

        d.    Each Party shall have an AAB Sponsor. Within thirty days of the Effective Date of this Alliance Agreement, the Parties will identify in writing their Sponsor, who can be replaced at that Party's discretion upon written notice to the other Party. In the event any AAB vote is evenly split, the AAB Sponsors shall resolve the matter within thirty (30) days of such split vote; provided, however, that if the AAB Sponsors are unable to agree, the DuPont President, Packaging and Industrial Polymers and the Chairman of EarthShell shall resolve the matter within thirty (30) days of the date the AAB Sponsors determine they are unable to agree. In the event the Parties are unable to agree on a Material Issue as hereinafter-defined in Article 8b(3), within the foregoing time frames, either Party may dissolve the Alliance upon thirty (30) days prior written notice to the other Party.

Article 4:    Alliance Projects

        a.    Upon identification of a Project by the AAB, the AAB will prepare the Project Addendum, which shall contain the key parameters for the Project and shall become an exhibit to this Agreement. Each Project shall have a separate Project Addendum. The AAB will designate a team of employees from each Party to use the Project Addendum to negotiate the agreements to implement each Project (collectively the "Supplemental Agreements") The Supplemental Agreements may include, at the option of the Parties, a Technology License Agreement, Trademark Agreement and Development Agreement.

        b.    The Project Addendum shall describe the manufacturing, marketing and distribution arrangements, and the branding for products of the Project, the extent that the EarthShell Technology is to be exclusively or non-exclusively licensed to DuPont for the Project, the terms upon which royalties are payable for use of the EarthShell Technology arising from sales of products and the scope of additional research or product development for the Project. For each Project, each Party shall bear all costs it incurs in furtherance of the Project unless otherwise expressly specified in the Supplemental Agreement.

        c.    For each Project, the Parties will appoint a lead company and the designated lead company ("Project Leader") shall have full business authority for all Project decisions except to the extent specifically identified in a Supplemental Agreement. The Project Leader will be designated in the Project Addendum for the Project.

        d.    For each Project and subject to the terms of the Supplemental Agreements for such Project, each Party will be given the right to continue a Project in the event the other Party elects to terminate or withdraw from the Project for reasons other than failure of performance to the extent commercially feasible or breach of a Supplemental Agreement for such Project.

        e.    Prior to the Effective Date, the Parties identified two Projects for initial pursuit under this Alliance. The first Project is for the development, commercialization and sale of biodegradable foodservice wraps ("Food Service Wraps Project") and extendable applications. The Project Leader for this Food Service Wraps Project is DuPont. The second Project is for the development, commercialization and sale of environmentally preferred disposable foamed laminate packaging bowls, plates, cups, "clamshells", etc. ("Foamed/Laminated Products Project"). The Project Leader for this Foamed/Laminated Products Project is EarthShell. The Project Addendum for the Food Service Wraps Project is attached and is deemed a part hereof. The Project Addendum for the Foamed/Laminated Products Project shall be completed and attached to this Alliance Agreement within thirty days of the Effective Date. The Parties will use all commercially reasonable efforts to complete the Supplemental Agreements for the first two Projects after execution of this Alliance Agreement and thereafter each Project selected during the term of this Alliance Agreement.

        f.      In furtherance of the terms of this Agreement the Parties, their representatives and agents, may provide recommendations and advice to each other in many areas including the EarthShell Technology, research and development of new products, and marketing recommendations. It is acknowledged by both Parties that such recommendations and advice are given gratis and without any guarantee or warranty whatsoever, and neither Party has any claim, liability or cause of action against the other Party for any such recommendation or advice ("Claims") and both Parties hereby release each other from any such past, present or future Claims, whatsoever, except as otherwise provided for in a Supplemental Agreement for a specific Project.

Article 5.    Trademarks

        a.    Trademarks shall refer to the trademarks, tradenames, domain names, brands and logos shown in Exhibit B attached to and made part of this Alliance Agreement. EarthShell hereby grants to DuPont and DuPont accepts a worldwide, non-exclusive, royalty-free license to use the Trademarks in connection with any Project. EarthShell shall provide DuPont with EarthShell's trademark and brand policies and DuPont agrees to comply with such policies.

        b.    Trademarks, logos, brands developed for products marketed by DuPont for any Project, including "umbrella brands" combining the products of both Parties, shall be owned by DuPont. For each Project, the Project Leader shall decide on the use or nonuse of a trademark or brand. The Project Leader shall discuss with the other Party options on trademarks or brands but the decision shall be in the sole discretion of Project Leader. The Project Leader shall identify EarthShell or DuPont as a contributor of either technology or materials, as the case may be, in the marketing for Products under a Project. DuPont agrees to grant EarthShell an option to receive a non-exclusive, license to the "umbrella brand" for specific uses and applications subject to payment of royalties and subject to adherence to DuPont guidelines on use and protection of trademarks and other forms of brands. DuPont and EarthShell agree to negotiate and enter into a trademark license agreement in the event EarthShell desires to license an "umbrella brand" developed by DuPont for a specific Project.

        c.    Except as provided in Article 5a. or 5b above, neither Party will use the trademarks or tradenames of the other Party in any form of publicity relating to the activities under this Alliance Agreement or otherwise. Except as provided in 5(b) above, DuPont does not authorize EarthShell to use DuPont's name, trademarks or trade names in connection with EarthShell's business activities except as pre-approved by DuPont in writing. Except as provided in Article 5a. above, EarthShell does not authorize DuPont to use EarthShell's name, trademarks or trade names in connection with DuPont's business activities except as pre-approved by EarthShell in writing.

Article 6.    Confidentiality: Technology

        a.    The terms of the Confidentiality Agreement shall apply to all disclosures by either party of business and technical information necessary to achieve the purpose of this Agreement. This Alliance Agreement, its terms and conditions, the Exhibits attached or to be attached hereto and the Supplemental Agreements are considered Confidential Information under the terms of the Confidentiality Agreement. In the event a Party is required by law to disclose the terms in whole or in part of any agreement or exhibit they shall promptly notify the other Party.

        b.    In furtherance of the Purpose, and subject to the terms of the Technology License Agreement for the Food Service Wraps Project, EarthShell grants to DuPont a right to license and sublicense the Food Service Film Technology for the Food Service Wraps Project on a world-wide, exclusive basis. The terms of the license and any sublicense arrangements, including the definition and listing of the licensed patents and the calculation of royalties, shall be in the Technology License Agreement for the Food Service Wrap Project.

        c.    Except as otherwise agreed upon in a Technology License Agreement for a Project, any invention(s) arising from work performed under this Agreement shall belong to the Party whose employees or consultants made such invention if the invention was made by employees or consultants of only one Party, or jointly to both Parties if the invention was made by employees or consultants of only one Party, or jointly to both Parties if the invention was made jointly by employees or consultants of both Parties. The Party owning a particular invention pursuant to this article shall be responsible for the patent-filing program directed toward such invention, including the costs thereof. Each Party shall cooperate with the other Party regarding all reasonable requests for assistance to enable the execution, filing and/or maintenance of any such application or patent regarding such invention. Except as specifically set forth in a Technology Agreement for a specific Project, no right or license under any patent or patent application owned by either Party is granted under this Alliance Agreement.

        d.    EarthShell shall take such action as is necessary and appropriate to assure that none of the EarthShell Technology offered to the AAB or included in any Project will violate or infringe upon any trademark, patent, copyright, or any other right of any person, corporation, or other legal entity.

Article 7.    Exclusivity

        It is the Parties intent to work closely and collaboratively with each other in developing and carrying out the Purpose of this Alliance. Such efforts require close cooperation; therefore, during the term of this Alliance Agreement, EarthShell agrees (i) not to enter into a similar alliance with another producer of biodegradable polymers and (ii) and agrees to first offer DuPont the opportunity through the AAB process described herein, to sublicense and/or commercialize other product applications incorporating the Food Service Film Technology, subject to DuPont not then being in default of its obligations under this Alliance Agreement or a Supplemental Agreement and with respect to any default not having either cured or taking reasonable steps to cure such default, and provided further that, if the Parties cannot come to terms within ninety (90) days after the opportunity is first presented to DuPont, EarthShell shall be free to license or sublicense such product applications to other persons or entities. Exclusivity or non-exclusivity shall be determined on a Project by Project basis and outlined in each Technology License Agreement.

Article 8.    Term & Termination

        a.    This Alliance Agreement shall commence on the Effective Date and shall continue in full force and effect for five (5) years thereafter, unless earlier terminated as provided in this Article 8(b), at which time the Parties may mutually renew this Alliance Agreement or it shall automatically terminate. In the event this Alliance Agreement terminates, all other Supplemental Agreements entered into for a Project shall continue according to the term of such Supplemental Agreements unless otherwise mutually agreed by the parties.

        b.    In addition, this Alliance Agreement may be terminated by either Party in any of the following events:

  1.
  Upon the bankruptcy, insolvency, or other act or condition rendering a Party unable to pay its creditors the other Party may at its option immediately terminate this Alliance Agreement.

  2.
  Upon the breach of a material provision of this Alliance Agreement or a Supplemental Agreement by a Party and the failure to remedy or commence in good faith and due diligence the cure of such breach within thirty (30) days of written notice of breach by the other Party the nonbreaching Party may terminate this Alliance Agreement effective at the end of the thirty (30) day period.

  3.
  If an AAB vote is irreconcilable on an issue material to the Alliance or to a Party's interest in the Alliance ("Material Issue") and the procedure set forth in Article 3(d) has been fully utilized either Party at its option may terminate this Alliance Agreement upon thirty (30) days written notice to the other Party.

  4.
  If the Supplemental Agreement for the Food Service Wraps Project is not completed within ninety (90) days of the Effective Date either Party at its option may terminate this Alliance Agreement effective upon written notice to the other Party.

  5.
  Upon the mutual agreement of the Parties.

        c.    Termination of this Alliance Agreement shall not relieve either Party of any obligation or liability accrued hereunder prior to such termination, except as expressly provided herein.

Article 9.    Indemnification

        a.    Each Party shall, to the extent permitted by law, indemnify, defend, and hold harmless the other Party against all claims, liabilities, damages, losses or expenses to the extent arising out of the negligence, willful misconduct, breach of contract or violations of law by the Party at fault, its employees, agent, subcontractors or assigns in the performance of this Alliance Agreement, or while on, entering or leaving the other Party's property. Further, in the event the Parties are jointly at fault, they agree to indemnify each other in proportion to their relative fault.

        b.    The claims, liabilities, damages, losses or expenses covered by this Article 9 include, but are not limited to, settlements, judgments (court costs, attorneys' fees and other litigation expenses), fines and penalties arising out of actual or alleged (1) injury to or death of any person, including employees of EarthShell or DuPont; (2) loss of or damage to tangible or intangible property, including tangible or intangible property of EarthShell or DuPont; (3) breach of contract; and (4) damage to the environment.

Article 10.    Relationship of the Parties and Acknowledgments

        a.    This Alliance Agreement shall take the place of and entirely supersede any oral or written communications that deal with the subject matter as described herein. Any and all previous agreements, understandings or representations, oral or written, with respect to the subject matter hereof which have not been specifically incorporated herein are superseded and may not be relied upon by either Party.

There are no representations, oral or written, with respect to the subject matter hereof that are not merged herein.

        b.    This Alliance Agreement shall not be construed as constituting DuPont and EarthShell as principal and agent, partners, joint venturers, or any other form of legal association. DuPont and EarthShell shall conduct their business in their own names and shall be solely responsible for the acts and conduct of their employees and agents, except as expressly set forth in this Alliance Agreement. EarthShell shall have no authority to act for or bind DuPont in any way or to make any representation or warranty on behalf of DuPont. DuPont shall have no authority to act for or bind EarthShell in any way or to make any representation or warranty on behalf of EarthShell.

Article 11.    Notices

        All notification or requests required under this Alliance Agreement shall be in writing, or if oral must be confirmed in writing by facsimile machine (with proof of transmission capability) the next business day. Written notices shall be effective if delivered to the Party entitled to receive the same by hand or if deposited in the United States Mail (Registered Mail or Certified Mail, Return Receipt Requested) or by confirmed courier addressed to such Party at the address set forth below.

    E. I. Du Pont de Nemours and Company
    DuPont Packaging and Industrial Polymers
    Barley Mill Plaza, 26 BMP
    Wilmington, DE 19880-0026
    Attn: Global Business Director—Specialty Resins
    Fax Number: 302-992-2686

    EarthShell Corporation
    800 Miramonte Drive
    Santa Barbara, CA 93109
    Attn: President & Chief Operating Officer
    Fax Number: 805-899-3517

Article 12.    General

        a.    Assignability

        This Alliance Agreement is not assignable or transferable by either party, in whole or in part, except (i) with the prior written consent of the other party, (ii) in the case of EarthShell, an assignment to its parent company, E. Khashoggi Industries, LLC, (iii) an assignment to a subsidiary of the transferring Party (a "subsidiary" is defined as any entity owned more than 50%, in terms of vote and value, by the assigning party) or (iv) by a sale or disposition of all or substantially all of the other Party's assets or equity, subject to the other Party's right to terminate this Alliance Agreement within thirty (30) days following written notice of such sale or disposition in the event the such Party reasonably concludes that the pending sale or disposition will adversely affect, in a material way, its rights and obligations under this Alliance Agreement and provided further, that the Party seeking such action promptly notifies the other party as soon as legally permissible.

        b.    Publicity

        Any news release, public announcement, advertisement or publicity to be released by any Party concerning the Alliance Agreement shall be subject to the mutual agreement of the Parties prior to release.

        c.    Force Majeure

        No liability shall result from delay in performance or nonperformance under this Alliance Agreement caused by circumstances beyond the control of the Party affected, including, but not limited to, an Act of God, fire, flood, war, Government action, accident, labor trouble or shortage, inability to obtain material, utilities, equipment, or transportation. Quantities so affected may be eliminated from this Alliance Agreement without liability, but this Alliance Agreement shall remain otherwise unaffected. Any Party claiming the benefit of this provision shall promptly so notify the other Party and giving an estimated length of duration for the occurrence.

        d.    Governing Law

        This Alliance Agreement are to be construed, and the respective rights of DuPont and EarthShell are to be determined, according to the laws of the State of Delaware, in the United States of America without regard to choice of law or conflicts principles of such other state which might otherwise be applicable, and the courts of Delaware shall have exclusive jurisdiction over any disputes, controversies or issues arising under this Alliance Agreement. This Alliance Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

        e.    Manner of Execution of the Agreement

        This Alliance Agreement may be executed by (1) both Parties signing this Alliance Agreement, or (2) either Party signing this Alliance Agreement, faxing it to the other Party, the other Party signing the faxed, previously signed agreement, and faxing or otherwise providing the fully executed agreement to the other Party. Both of such executed versions (1) and (2) shall be considered to have been fully executed by the Parties and shall be valid and enforceable.

        f.    Severability

        If any term or provision of this Alliance Agreement shall be found to be illegal or unenforceable, notwithstanding, this Alliance Agreement shall remain in full force and effect and such term or provision shall be deemed stricken.

        g.    Waiver

        No waiver by either Party of any breach of the covenants herein contained herein to be performed by the other Party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

        h.    Acknowledgments and Representations

        EarthShell represents that all of the patents and patent applications that it owns or has a right or option to practice under, having claims directed to making, using or selling environmentally preferable composite materials for disposable packaging, are listed in the Exhibit A to this Agreement as part of the EarthShell Technology.

        Each Party has considered the possibility of expenditures necessary in preparing for performance of this Alliance Agreement and each agrees that neither of them shall be liable to the other for any such expenditures or for damages or losses incident thereto. Moreover, neither Party shall have any liability of any kind or nature whatsoever (including without limitation, indirect, consequential, special, incidental or punitive damages) to the other party for terminating this Alliance Agreement in accordance with the terms hereof or thereof.

        The Parties' legal obligations under this Alliance Agreement are to be determined from the precise and literal language of this Alliance Agreement and not from the imposition of state laws attempting to impose additional duties of good faith, fair dealing or fiduciary obligations that were not the express basis of the bargain at the time this Agreement was made.

        The Parties are sophisticated business entities with legal counsel that have been retained to review the terms of this Alliance Agreement and the Parties represent that they have fully read this Alliance Agreement, and understand and accept its terms.

        i.    Entirety of Agreement

        This Alliance Agreement, the Exhibits attached and to be attached hereto and the Supplemental Agreements to be entered into by the Parties set forth the entire agreement and understanding between the Parties as to the subject matter hereof. There are no representations, oral or written, that are not merged herein. Neither of the Parties shall be bound by any addition to or modification of this Alliance Agreement, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this Alliance Agreement other than as expressly provided in this Alliance Agreement or as duly set forth on or subsequent to the date hereof in writing and signed by a duly authorized representative of the Party to be bound thereby.

        IN WITNESS WHEREOF, the Parties have executed this Alliance Agreement on the Effective Date set forth above.

EARTHSHELL CORPORATION		E.I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ VINCENT J. TRUANT	By:	/s/ DAVID P. FERRETTI
Title:	President & C.O.O.	Title:	Global Business Manager
Date:	7-25-02	Date:	7-25-02

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  Exhibit 10.53
ALLIANCE AGREEMENT